Exhibit 4.3

EXECUTION VERSION

DISCOVER BANK

Master Servicer, Servicer and Seller

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

on behalf of the Certificateholders

FIRST AMENDMENT TO SERIES 2009-SD SUPPLEMENT

dated as of September 23, 2009

TO

THE AMENDED AND RESTATED

POOLING AND SERVICING AGREEMENT

dated as of November 3, 2004

DISCOVER CARD MASTER TRUST I

Dated as of

January 13, 2010

This FIRST AMENDMENT TO CERTAIN SERIES 2009-SD SUPPLEMENT TO THE AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Amendment”), dated as of January 13, 2010, is entered into by and between DISCOVER BANK, a Delaware banking corporation, as Master Servicer, Servicer and Seller (“Discover Bank”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).

WHEREAS, Discover Bank and the Trustee entered into that certain Pooling and Servicing Agreement dated as of October 1, 1993, as amended, which was restated in its entirety by that certain Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, by and between Discover Bank and the Trustee, relating to Discover Card Master Trust I (as amended, the “Agreement”);

WHEREAS, Discover Bank and the Trustee entered into that certain Series Supplement, dated as of September 23, 2009, with respect to Series 2009-SD (the “Series 2009-SD Supplement”); and

WHEREAS, pursuant to Sections 13.01(a)(ii) and 13.01(a)(iv) of the Agreement, Discover Bank and the Trustee desire to amend the Series 2009-SD Supplement (i) to change the timing of increases to the Series Investor Interest of Series 2009-SD in a way that will not adversely affect in a material way the interests of any Holders of any Class of any Series then outstanding and (ii) to delay the Series 2009-SD Class Expected Final Payment Date or the Series Termination Date, as applicable, in the event of an extension of the Class Expected Final Payment Date of certain outstanding Series.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

A. Definitions. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Agreement or the Series 2009-SD Supplement.

B. Amendments to the Series 2009-SD Supplement. Effective as of the date hereof, the Series 2009-SD Supplement shall be amended as follows:

(a) Section 31 of the Series 2009-SD Supplement is hereby deleted in its entirety and replaced thereof by the following:

“SECTION 31. Increases to Series Investor Interest. At any time a New Issuance of a Series occurs or the Seller by direction to the Trustee causes the Series Investor Interest of any outstanding Series to increase in accordance with the Series Supplement for such Series, to and including to the last day of the Due Period relating to the Class Expected Final Payment Date, the Series Investor Interest of this Series shall automatically increase by an amount equal to the product of (x) the Designated SD Percentage and (y) the Series Investor Interest for such New Issuance or the amount of the increase of the Series Investor Interest for such Series, as applicable.”

(b) Section 33 of the Series 2009-SD Supplement is hereby deleted in its entirety and replaced thereof by the following:

“SECTION 33. Delay of the Class Expected Final Payment Date or Series Termination Date. The Master Servicer may from time to time elect to delay either the Class Expected Final Payment Date or the Series Termination Date, subject to the conditions set forth in this Section 33. The Sellers may make such election only if the Trustee and the Rating Agencies shall have been notified of such delay in writing, at least 5 business days in advance of the scheduled Class Expected Final Payment Date or the Series Termination Date, as applicable, which notice shall set forth the new Class Expected Final Payment Date or Series Termination Date, as applicable; provided, that, in the event that the Class Investor Interest for any Class of any of Series 2003-4 Subseries 2, Series 2005-4 Subseries 1, Series 2006-1 Subseries 2, Series 1996-4, Series 2006-2 Subseries 2 or Series 2006-3 is not reduced to zero on its Class Expected Final Payment Date (as defined in the applicable Series Supplement), the Class Expected Final Payment Date for this Series shall automatically extend until the Distribution Date on which all such Class Investor Interests have been reduced to zero and the Series Termination Date for this Series shall automatically extend to occur on the first Business Day following the Distribution Date in the month which occurs 30 months following such extended Class Expected Final Payment Date.”

C. Effect Upon the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

D. Incorporation by Reference. The provisions of Sections 13.04 (Governing Law), 13.07 (Severability of Provisions), 13.10 (Further Assurances), 13.12 (Counterparts) and 13.13 (Third Party Beneficiaries) of the Agreement shall be incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to this Amendment.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, Discover Bank and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

DISCOVER BANK, as Master Servicer, Servicer and Seller

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

[Signature Page to First Amendment to certain Series 2009-SD Supplement to the

Amended and Restated Pooling and Servicing Agreement]